EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS NAMES JEFFREY CAMPBELL CHIEF FINANCIAL OFFICER

New York –  June 20, 2013 –  American Express Company (NYSE: AXP) today announced the appointment of Jeffrey C. Campbell as executive vice president and chief financial officer. Mr. Campbell, 52, will lead the company’s Finance organization and represent American Express to investors, lenders and rating agencies. He will also become a member of the company’s Operating Committee.

Mr. Campbell will succeed Daniel T. Henry, 64, who as previously announced, will retire later this year after a distinguished 23-year career with American Express.

Mr. Campbell will join American Express next month as executive vice president, Finance. He will assume CFO duties in early August after the company completes its financial filings for the second quarter.

Mr. Campbell joins American Express from McKesson Corporation, where he was executive vice president and chief financial officer of the largest health care services company in the United States. He played a central role at McKesson as it grew and expanded its leadership in health care distribution and technology over the last decade. Mr. Campbell joined McKesson as CFO in 2003.

Before joining McKesson, Mr. Campbell served as chief financial officer of AMR Corporation and its subsidiary, American Airlines, where he helped the business successfully navigate significant financial challenges. He joined AMR in 1990 and progressed through a range of senior management roles, including head of European operations based in London for several years. He was named CFO in 2002.

“Jeff is among the most respected leaders in finance, with deep experience as the CFO of large organizations in complex industries. He knows how to generate shareholder value, facilitate growth, develop strong teams and build flexible financial models. His broad experience in addressing competitive and market challenges will also help us as we continue to invest in our growth initiatives to reach new customers and drive commerce,” said American Express Chairman and Chief Executive Officer Kenneth I. Chenault.

“Our Finance organization is fortunate to be going from one exceptional leader in Dan Henry to another in Jeff Campbell,” Mr. Chenault added. “Once again, I want to thank Dan for his tremendous contributions as our chief financial officer since 2007, as well as the many other critical roles he played over the past two decades with American Express. Dan will continue as CFO until we close out the second quarter and will continue to support us as a senior advisor until his retirement becomes effective later this year.”

Mr. Campbell said, “I am excited to begin a new chapter with American Express and help one of the country’s most storied financial services firms extend its track record of performance.”

Mr. Campbell began his career as a certified public accountant and management consultant. Prior to joining AMR, he was a CPA with Deloitte, Haskins and Sells. He is a member of the board of directors of Hexcel Corporation and the San Francisco Chamber of Commerce. He holds an A.B. degree in Economics from Stanford University and an M.B.A. from Harvard University.

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About American Express

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